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                                 EXHIBIT 23(b)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Alabama Gas Corporation on Form S-3 (File No. 33-70466), of our report, which includes an explanatory paragraph regarding the change in method of accounting for certain other postretirement benefits and income taxes, dated October 26, 1994, on our audits of the financial statements and financial statement schedules of Alabama Gas Corporation as of September 30, 1994 and 1993, and for the years ended September 30, 1994, 1993, and 1992, which report is included in this Annual Report on Form 10-K.




Coopers and Lybrand L.L.P.
Birmingham, Alabama
December 28, 1994